Exhibit 99.1

Paul Broyer

Candela Corporation 508-358-7400 x435

CANDELA FURNISHES SECOND FISCAL QUARTER

FINANCIAL FORECAST

WAYLAND, MA, November 8, 2004 — Candela Corporation (NASDAQ:CLZR) today reported that its present internal forecast range for the current quarter ending January 1, 2005 is approximately $28 to $30 million in net revenues, and its current estimated range of second quarter earnings per share is approximately $0.12 to $0.14.  The Company undertakes no responsibility to update these forecasts at any time, and the forecasts are subject inherently to risks and uncertainties that could cause actual results to differ materially and adversely from those expressed here, including those mentioned below in the Safe Harbor Statement and in Candela’s periodic reports filed with the SEC.

Gerard E. Puorro, Candela’s President and Chief Executive Officer, commented: ”We and other public companies witness from time to time positive or negative price movements in our stock that can seem excessive when compared to actual financial performance announced.  We think it relevant to report that we are not aware at this time of any undisclosed conditions in our markets or any other undisclosed material negative trends or factors impacting our business.  Under current law, the Company may not and does not selectively provide guidance to financial analysts in the construction of their financial models or share internal Company forecasts on a selective basis with them or others.  While we have generally preferred in the past not to publicly provide our internal forecast information because it is by its nature forward-looking and subject to various risks and uncertainties, we are doing so at this time and will continue to review this practice going forward.  Of course the fact that the forecasts are internal Company forecasts does not necessarily make them any more predictive or reliable than estimates furnished by third parties.”

About Candela:

Candela Corporation, an ISO-9001 certified company, develops, manufactures, and distributes innovative clinical solutions that enable physicians, surgeons, and personal care practitioners to treat selected cosmetic and medical conditions using lasers, aesthetic laser systems, and other advanced technologies. Founded near Boston in 1970, the company markets and services its products in over 64 countries from offices in the United States, Europe, Japan and other Asian locations. Candela established the aesthetic laser market 16 years ago, and currently has an installed base of over 7,500 lasers worldwide. Candela is an Equal Opportunity and Affirmative Action Employer (Male/Female/Handicapped/Veteran).  Visit Candela on the Web at http://www.candelalaser.com.

Safe Harbor Statement: Except for the historical information contained herein, this news release contains forward-looking statements that constitute Candela’s current intentions, hopes, beliefs, expectations or predictions of the future, which are therefore inherently subject to risks and uncertainties.  Such statements may relate to, among other things, our future revenue, gross margin, and expense levels, our growth prospects, market acceptance of our products, the strength of our distribution channels, our ability to add new products, our ability to expand regulatory approvals and the liquidity of our common stock.  The risks and uncertainties that may affect forward-looking statements include, among others: the cancellation or deferral of customer orders, the risk of an adverse judgment in the arbitration proceeding initiated by Candela to determine the respective obligations of Candela on the one hand and the Regents of the University of California on the other hand under their existing license Agreement, dependence on a small number of strategic distribution relationships, difficulties in the timely development and market acceptance of new products, unanticipated increases in expenses, market developments that vary from the current public expectations concerning the growth of the laser industry, increased competitive pressures, changes in economic conditions, or difficulties in obtaining timely regulatory approvals.  Further information on factors that could affect Candela’s performance is included in Candela’s periodic reports filed with the SEC, including but not limited to, Candela’s Annual Report on Form 10-K for the year ended July 3, 2004. Candela cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made.  Candela expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any such statements to reflect any change in Candela’s expectations or any change in events, conditions or circumstances on which any such statement is based.